SECOND AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

For good and valuable consideration, Co-Signer, Inc. (fka Southern Products, Inc.), a Nevada corporation, (“Maker”), and Cane Clark LLP, a Nevada limited liability partnership (“Holder”) hereby amend the Promissory Note and Security Agreement dated June 29, 2012, as amended on November 30, 2012, issued by Maker to Holder, (the “Note”) as set forth herein.

The note shall be modified in the following particulars:

1. The principal amount owing on the Note shall be increased to $812,248.62 to reflect unpaid services performed by Holder for Maker through the end of July 2013.

2. Paragraph 2 of the Note is hereby amended to read as follows:

“2. Payment terms.

All principal and accrued interest due hereunder shall be paid in full on or before May 31, 2014. All payments shall be applied first to late charges, then to interest, then to principal and shall be credited to the Maker's account on the date that such payment is physically received by the Holder. Maker shall have the right to prepay all or any part of the principal under this Note without penalty.”

3. Paragraph 3 is hereby amended to adjust the Conversion Price to $0.075 per share.

In addition, Maker’s prior defaults in the payment of monthly installments of principal and interest, and any default interest accrued under Section 12 of the Note, are hereby waived and released.

All other original terms of the Note not specifically modified herein or by the First Amendment to Convertible Promissory Note dated November 30, 2013 shall remain in full force and effect. Maker hereby re-affirms that the Note, as amended, constitutes valid, binding, and legally enforceable obligation of the Maker.

IN WITNESS WHEREOF, this Second Amendment to Convertible Promissory Note has been executed effective November 5, 2013.

“Maker”: CO-SIGNER, INC.

By: /s/ Darren Magot

Darren Magot, President and CEO

“Holder”: CANE CLARK LLP

By: /s/ Kyleen Cane

Kyleen Cane, Partner